TN113NT
                                      TENNESSEE
                              DEED Of TRUST NOTE NO. 3



$9,625,000.00                                Memphis, Tennessee
                                             March 31, 1993




         FOR VALUE RECEIVED, the undersigned, MALL OF MEMPHIS ASSOCIATES, an Illinois general partnership with offices at c/o The Hahn Company, Suite 700, 4350 La Jolla Village Drive, San Diego, California 92122-1233 (hereinafter "Maker") promises to pay to TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, or order, (hereinafter "Holder") during regular business hours at its offices at 730 Third Avenue, New York, New York 10017 or at such other place as may be designated from time to time in writing by Holder the principal sum of NINE MILLION SIX HUNDRED AND TWENTY FIVE THOUSAND AND 00/100ths ($9,625,000.00) DOLLARS, or so much thereof as may have been advanced hereunder, together with fixed interest thereon at the rate of Ten (10%) percent per annum thereon or on so much thereof as is from time to time outstanding and unpaid, from the date of each advance of principal at the rates and in the manner hereinafter more specifically set forth, in lawful money of the United States of America which shall at that time be deemed to be legal tender in payment of all debts and dues, public and private, such principal and interest to be paid in the following manner, to wit:
    (a) Accrued fixed interest only on the unpaid principal balance at the rate of ten (10%) percent per annum shall be paid on the first (lst) day of the first (1st) calendar month next succeeding the date hereof;

    (b) Commencing on the first (lst) day of the second (2nd) calendar month next succeeding the date hereof and on the first (lst) day of each of the next succeeding one hundred nineteen (119) months installments of principal and fixed interest at the rate of ten and five hundred thirty one thousandths (10.531%) percent per annum shall be due and payable each in the amount of EIGHTY FOUR THOUSAND FOUR HUNDRED SIXTY SEVEN AND 40/lOOTHS (84,467.40) DOLLARS. Each of the said installments of principal and fixed interest, upon receipt, shall be applied first to the payment of fixed interest at the said rate of ten (10%) percent per annum upon so much thereof as shall from time to time remain unpaid thereon and the balance thereof shall be applied in reduction of principal. The entire principal balance of the Note, if any, together with all unpaid accrued fixed interest, shall be due and payable in full on the first (lst) day of the one hundred twentieth (120) month next succeeding the first day of the second calendar month next succeeding the date hereof.

       Maker acknowledges that a substantial balloon payment will be due upon maturity date of this Note.
       Maker shall have no right to prepay the principal balance in whole or in part prior to April 1, 1997. On and after April 1, 1997 Maker shall be entitled to prepay on any regular installment date thereafter the entire balance of principal, but not less than the entire principal balance, together with accrued but unpaid fixed interest due thereon within the period between April 1, 1997 and March 31, 1998 following thirty (30) days' prior written notice to Holder of Maker's intention to so prepay and, in addition, payment to Holder of a premium equal to the aggregate of five (5%) percent of the then unpaid principal balance hereof. Thereafter, prepayment of the entire balance of principal together with accrued fixed interest may be made on any regular installment date in each succeeding Loan Year following thirty (30) days'
prior notice to Holder, provided such payment is accompanied with the payment of the aforementioned percentage premium which shall decline annually after March 31, 1998 by one half of one (1/2%) percent to a minimum of One (1%) percent of the amount being prepaid which One (1%) percent premium shall thereafter continue to maturity of the loan, except that prepayment may be made without a premium of any kind during the last 90 days of the term of the loan.
       If default be made in the due and timely payment of any installment of interest or principal and interest when due under modified by the First Supplement to Deed of Trust, Assignment of this Note or in the performance of any of the terms, covenants, conditions or warranties contained in the Deed of Trust as Rents and Security Agreement, Modification of Notes and of Assignment of Lessor's Interest in Leases of even date (collectively, the "Deed of
Trust") securing payment hereof then, at the option of the Holder of this
Note, the entire principal sum evidenced hereby and secured by said Deed of Trust, together with fixed interest accrued and unpaid thereon shall immediately become due and payable. Failure to exercise this option by Holder shall not constitute a waiver of the right to exercise same in the event of any subsequent default.
         Maker hereby waives and renounces for itself, and all its successors and assigns, all right to the benefit of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided or which hereafter may be provided by the Constitution and laws of the United States of America and of any state thereof, as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.
         In the event of any default hereunder or under the Deed of Trust securing this Note and upon acceleration of the entire indebtedness aforesaid, interest shall accrue thereafter on the unpaid principal balance hereof at the rate of fifteen (l5%) percent per annum.
         If any suit or action is instituted to collect this Note or any part thereof, or if it is placed in the hands of an attorney for collection, Maker promises and agrees to pay reasonable attorney's fees, court costs and title search expenses .
         Maker and all endorsers hereof and all others who may become liable for all or any part of this obligation agree hereby to be jointly and severally bound, and they jointly and severally waive and renounce, to the extent permitted by law, any and all appraisement privileges as against this debt or any renewal or exemption rights and the benefit of all valuation and
replacement thereof. They waive demand, protest, notice of nonpayment and any and all lack of diligence or delays in collection or enforcement hereof; and expressly consent to any extension of time, release of any party liable for this obligation, release of any of the security of this Note, acceptance of other security therefore, or any other indulgence or forbearance whatsoever. Any such extension, release, indulgence or forbearance may be made without notice to said party and without in any way affecting the personal liability of such party.
       No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgence granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or of any other right granted hereunder or by the laws of the State of Tennessee. Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be, provided, which would produce a result contrary to or in conflict with the foregoing. No extension of time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability, if any, of Maker under this Note, either in whole or in part. This Note may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
         Notwithstanding any provisions herein or in the Deed of Trust securing this Note, it is hereby expressly understood and
agreed that in the event Holder shall at any time take action to enforce the collection of the indebtedness evidenced by this Note, such Holder will proceed to foreclose the Deed of Trust securing this Note or sell the security pursuant to any power granted or contained therein instead of instituting suit upon this Note. If, as a result of such foreclosure and sale of the property described in the Deed of Trust, a lesser sum is realized therefrom than the amount then due and owing under this Note or under said Deed of Trust, Holder will never institute any action, suit, claim or demand in law or in equity against Maker or any subsequent owner or any partner of Maker or any such owner for or on account of such deficiency.  However, nothing in this paragraph contained shall in any way affect or impair the lien of said Deed of Trust nor any representation of title made therein by the Maker, all of which shall remain in force and shall insure to the benefit of Holder hereof as Beneficiary thereunder, and to any insurer to title to said property.
         Upon default by Maker and following the acceleration of maturity, if Maker or anyone on Maker's behalf makes a tender of payment of the amount necessary to satisfy the entire indebtedness made at any time prior to foreclosure sale (including sale under power of sale hereunder), or during any redemption period after foreclosure, the tender of payment will constitute an evasion of the prepayment privilege contained in the Note and will be deemed to be a voluntary prepayment of the Note. Such prepayment, to the extent permitted by law, will therefore include a premium required under the prepayment privilege, if any, contained in the Note, or if at that time there be no such prepayment privilege then such payment, to the extent permitted by law, will include a premium for such prepayment which will consist of the higher amount obtained by:

(a) computing the premium which would be paid if the date on which the tender of payment is made were April 1, 1997, or

(b)  multiplying the outstanding principal balance of this Note on the date of such tender of payment by the product of (i) the amount obtained by subtracting (a)the percent per annum of the Treasury
Constant Maturities having a maturity date closest in time to the remaining term of the Note ("Treasury Yield") as such interest rate is reported in the Federal Reserve Statistical Release G13 (415) or its successor publication most recently released prior to the date of tender of payment, from (b) the fixed rate of ten (10%) percent for the calculation on the portion of the indebtedness evidenced by this Note, and
(ii) the number of years and fraction thereof remaining between           the
date of prepayment and the maturity date of this          Note, in
connection with the calculation on the portion     of indebtedness
evidenced by this Note, and then       arriving at the present value of
such amount by     discounting at the then treasury discount rate charged
      on loans to depositing institutions by the New York       Federal
Reserve Bank.

         The Treasury Yield shall be established based on the Treasury Constant Maturities for the calendar week containing the date of the fifteenth
(15th) day prior to the date of tender of payment. If the Treasury Constant Maturities is not published for the specific length of time corresponding to the remaining term of the Note, the Treasury Yield for such length of time shall be a weighted average of the percent per annum of the Treasury Constant Maturities for the two (2) periods for Treasury Constant Maturities most nearly corresponding to the for Treasury length of the applicable specified period in the Note. If the publishing of the yield of Treasury Constant Maturities is ever discontinued, then the Treasury Yield shall mean the index which is published by the Treasury Department in replacement thereof or, if no such replacement index is published, the index which, in the Beneficiary's reasonable determination, most nearly corresponds to the yield of the Treasury Constant Maturities.
         Notwithstanding anything in the documents evidencing and securing the indebtedness to the contrary, it is not the intention of the Holder to charge or collect any interest (whether fixed, contingent or otherwise) which would result in a rate of interest being charged which is in excess of the maximum rate, if any, now permitted by law for this transaction to be charged; and in the event that any sum in excess of such maximum rate of interest is paid or charged, the same shall be deemed to have been a prepayment of Principal when paid, without premium or penalty, and all payments made thereafter shall be appropriately applied to interest and Principal to give effect to such maximum rate and after such application, any excess shall be immediately refunded to Maker. If prior to repayment of this Note the maximum rate of interest, if any, now permitted by law for this transaction to be charged should be increased, then for so long as such increase is in effect, the applicable maximum rate permitted to be charged as referred to in the paragraph immediately preceding shall be deemed to be such increased rate. If such maximum rate of interest, if any, now permitted by law to be charged for this transaction should be eliminated so that there would be no such maximum rate, then for purposes of this loan there shall thereafter be no maximum rate limiting the amount that can be charged.
         If Maker shall fail to make any payment of interest or principal as required under this Note, including payments due on maturity, a late charge by way of damages shall be immediately, due and payable following any applicable grace period. Maker recognizes that default in making the payments herein agreed to be paid when due will result in the Holder incurring additional expense in servicing the loan, in loss to Holder of the use of the money due and in frustration to Holder in meeting its loan commitments. Maker agrees that, if for any reason Maker fails to pay the amounts due under this Note when due following any applicable grace period, Holder shall be entitled to damages for the detriment caused thereby, but that it is extremely difficult and impractical to ascertain the extent of such damages. Maker therefore agrees that a sum equal to five cents ($.05) for each one dollar ($1.00) of each payment which becomes delinquent is a reasonable estimate of the said damages to the Holder, which sum
Maker agrees to pay on demand. Notwithstanding the foregoing, the charge described in the preceding sentence shall not become due and payable on a regular monthly installment of interest and/or principal unless and until Maker shall fail to make any such payment of interest and/or principal within five (5) days of the date on which such payment of interest and/or principal shall first become due and payable.
         A default under any of Note No. 1 or Note No. 2, each executed December 23, 1982, or under this Note No. 3 or any of the documents securing any of said notes which default has not been cured by Maker within any applicable notice and cure period will be deemed to be a default under all.
         This Note is secured by a Deed of Trust of even date herewith executed and delivered by Maker to Betty B. Robbins and John A. Somers, Trustees, for the benefit of Holder covering property situated in the City of Memphis, County of Shelby, State of Tennessee.
         Notwithstanding any term, provision or condition contained herein to the contrary Holder, by acceptance hereof, agrees that it will not declare the entire indebtedness evidenced hereby to be due and payable following any default until (A) five
(5) days have passed following Maker's failure to comply with any obligation of Maker hereunder that requires either the payment of money or which can be cured by the prompt payment of money ("Monetary Default") or (B) thirty (30) days have passed since (i) the mailing or other actual communication by Holder of notice to Maker of the failure of Maker to duly and timely comply with any other obligation hereunder ("Non-Monetary Default") and Maker has thereafter failed to cure or commence to cure said NonMonetary Default to the reasonable satisfaction of Holder within said 30-day period or (ii) Maker has, in the reasonable business judgement of Holder, ceased to diligently pursue the curing of the subject Non-Monetary Default following such notice and prompt commencement by Maker of such curative action, whichever of B(i) or B(ii) is later.
           If Maker intends to refinance this Note No. 3 in connection with a prepayment of this Note No. 3 or upon maturity hereof, Maker agrees to make application first to Holder for Such refinancing. Holder will then have a period of 60 days from the date of receipt of the written formal application within which to accept or decline the application. If Holder declines such application Maker will have 90 days from the earlier of the date Holder declines the application in writing or the expiration of the 60-day period in which to obtain and submit to Holder a copy of a bona fide, a fully-executed commitment for the refinancing on either the same terms as those set forth in the application to Holder or on terms more favorable to Maker. If Maker fails within the 90-day period to obtain such a commitment or fail to submit a copy thereof to Holder or if thereafter Maker fails for any reason to complete the closing of the refinancing, Maker will once again be obligated to make application to Holder for the refinancing in accordance with the foregoing. Notwithstanding anything to the contrary set forth in this Note No. 3, Note No. 1 or Note No. 2 or the Deed of Trust, if Holder declines any application for refinancing and Maker thereafter obtains alternative refinancing in accordance with the foregoing, Holder will permit it the alternative refinancing to be secured by a second lien on the Premises (as that term is defined in the Deed of Trust) provided (i) the second lien secures an amount not to exceed the then-outstanding balance of this Note No. 3; (ii) there shall exist at the time of the closing of the alternative refinancing a minimum ratio of net income available for debt service to the total debt service of 1.25 to 1.00 for the total debt service on Note No. 1, Note No. 2 and the indebtedness secured by the second lien as determined by Holder; (iii) the second lien documents contain subordination provisions reasonably satisfactory to Holder; and (iv) the second lien holder is an entity reasonably satisfactory to Holder.
           This Note is intended as a contract under and shall be construed and enforced in accordance with the laws of the State of Tennessee, except that the parties intend and agree that the laws of the State of New York shall govern their rights and duties with respect to the interest, loan charges, commitment fees, and brokerage commissions payable or paid upon the indebtedness described herein.
         As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action by parties or by the operation of law.
         IN WITNESS WHEREOF, the undersigned Illinois general partnership has duly executed and delivered this Note the day and year first above written by the undersigned general partner(s) of said partnership, said partner(s) being duly authorized so to act.

                                       MALL OF MEMPHIS ASSOCIATES, an   Illinois
general partnership

                                       By its general partner:
                                       Mall of Memphis Associates, a
                                       Tennessee limited partnership,
                                       by its general partner:

                                       Ernest W. Hahn, Inc. a
                                       California corporation, d/b/a The
                                       Hahn Company


                                       By:
Name:
                                          Title:


                                       By:
Name:
                                          Title:


                                       By its general partner:

                                       Carlyle Real Estate Limited
                                       Partnership-XI, an Illinois
                                       limited partnership, by its
                                       general partner:

                                       JMB Realty Corporation,
                                       a Delaware corporation


                                       By:
Name:
                                          Title: